As filed with the Securities and Exchange Commission on March 5, 1999
                                             Registration No. 333-______________
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act Of 1933



                             FBR CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

        Nevada                                            13-3465289
------------------------                       ---------------------------------
(State of Incorporation)                       (IRS Employer Identification No.)


                          14988 N. 78th Way, Suite 203
                              Scottsdale, AZ 85260
                    ----------------------------------------
                    (Address of principal executive offices)


                           Director Compensation Plan
                           --------------------------
                            (Full title of the plans)


                              CHARLES D. SNEAD, JR.
                                    President
                          14988 N. 78th Way, Suite 203
                              Scottsdale, AZ 85260
                                (602) 483-1466
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 41 under the Securities Act of 1933, check the following [X]

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
                         CALCULATION OF REGISTRATION FEE

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                                   Proposed        Proposed
 Title of                           Maximum         Maximum         Amount
Securities        Amount           Offering        Aggregate          of
  to be            to be           Price Per       Offering      Registration
Registered       Registered        Share (1)        Price            Fee
--------------------------------------------------------------------------------
Common Stock,
par value $.       70,000          $0.6875        $48,125.00        $13.38
================================================================================

(1) Estimated for the sole purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. Based on the Company's Common Stock average high and low prices of $ .6875 per share as reported on the NASDAQ on March 4, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-8 under the Securities Act of 1933, with respect to the Common Stock offered hereby. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this Prospectus, except as so modified or replaced. There is incorporated herein by reference the following documents previously filed with the Commission:

(1) The Company's Annual Reports on Form l0-KSB for the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998;

(2) The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998,

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

ITEM 2.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to: FBR Capital Corporation, 14988 N. 78th Way, Suite 203, Scottsdale, AZ 85260, Attention: Charles D. Snead, Jr. President; (602) 483-1466.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Incorporated by reference in this registration statement are the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

(1) The Company's Annual Reports on Form l0-KSB for the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998;

(2) The Company's Quarterly Report on Form l0-QSB for the quarter ended December 31, 1998;

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

ITEM 4. DESCRIPTION OF SECURITIES - NOT APPLICABLE.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Stephen T. Meadow, a director of the Company and a selling shareholder hereunder, also serves as Of Counsel to the firm of Cruse, Firetag & Bock, PC, legal counsel to the Company. Mr. Meadow is not a member of such law firm, has no interest in any profits therefrom and is paid only for work performed by him for his clients. As a director of the Company, Mr. Meadow is eligible to receive stock option grants and stock available to other directors of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Fourteenth of the Company's Amended Articles of Incorporation contains provisions for the indemnification of officers, directors, employees and agents to the full extent permitted by Section 78.751 of the Nevada General Corporation Law. Section 78.751 (in conjunction with Section 78.7502) permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Under such law, to the extent that such person is successful on the merits in a defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the Company, or serves or served any other enterprise or organization at the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a. criminal suit, or if such suit is settled, such person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Company, where such suit is settled, such person shall be indemnified under such law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

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
In addition, Article Fifteenth of the Company's Amended Articles of Incorporation provides that "no director or officer shall be personally liable to the Corporation or its stockholders for damage for breach for [sic] fiduciary duty as a director or officer; provided, however, that this provision shall not limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the payment of dividends in violation of Nevada Revised Statutes Section
78.300. Neither the amendment nor repeal of this Article FIFTEENTH, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article FIFTEENTH, shall eliminate or reduce the effect of this Article FIFTEENTH in respect of any matter occurring, or any cause of action, suit, or claims that, but for this Article FIFTEENTH, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED - NOT APPLICABLE.

ITEM 8. EXHIBITS

Exhibit
No.            Description
---            -----------
5              Opinion of Cruse, Firetag & Bock, PC, counsel to the Company.

ITEM 9. UNDERTAKINGS

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933 ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid any director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duty authorized, in the City of Scottsdale, County of Maricopa, State of Arizona, on the 5th day of March, 1999.

                                               FBR Capital Corporation

                                               /s/ Charles D. Snead, Jr.
                                               ----------------------------
                                               Charles D. Snead, Jr.
                                               President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Dated: March 5, 1999           /s/ Charles D. Snead, Jr.
                               -------------------------------------------------
                               Charles D. Snead, Jr., President, Chief Executive
                               Officer, Treasurer and Chief Financial Officer
                               (Principal Executive Officer)

Dated: March 5, 1999           /s/ Stephen T. Meadow
                               -------------------------------------------------
                               Stephen T. Meadow, Secretary and Director

                                INDEX TO EXHIBITS
Exhibit
No.
-------
5            Opinion of Cruse, Firetag & Bock, PC, Counsel to the Company.

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